Date


Dear Shareholder,

As was explained in the proxy statement you recently received, Lincoln National Corporation, has entered into an agreement of merger with the parent company of Voyageur Fund Managers, Inc. If the required shareholder votes are obtained, and the merger is completed, Lincoln National plans to incorporate the Voyageur Funds into the Delaware Group of Funds. One potential benefit for you as a shareholder is that the Voyageur Funds would become part of a fund family that would have more than 60 mutual funds, giving you and your financial adviser a broader range of investment choices. More details about the proposal itself are contained in your proxy statement and more information on the Delaware Group, its history and investment strategies is available by calling Delaware Group Investor Information at (800)523-4640.

FOUR VOYAGEUR FUNDS PROPOSED TO BE CLOSED

Four Voyageur funds--National Tax Free, National Insured Tax Free, National Limited Term Tax Free and International Equity--are very similar to existing Delaware Group funds. For the reasons described in your proxy statement, it was determined that the best option would be to propose the liquidation of these funds. If approved by shareholders, the liquidation will occur only if the merger is completed. In that event, as a shareholder you would have the opportunity to exchange your shares to any of the Voyageur Funds that remain open, to the Delaware Group fund that is most similar, or to any other Delaware Group fund. You would not be charged any fees or sales charges for these exchanges, though you should be aware that the transaction could have tax implications for you. You should discuss your specific situation with your tax adviser.

As you know, the shareholder meeting is currently scheduled for April 11, 1997, and the proxy solicitation process has not yet been completed. Thus, whether the funds will be liquidated and the exact time frame for the closing of these funds has not yet been determined. However, please rest assured that you will be given ample time to discuss your options with your financial adviser and decide on a course of action. If the liquidation is approved and the merger is completed, you will be informed of the liquidation date, and you will receive additional information, including prospectuses, on the Delaware Group funds that are similar to your Voyageur Funds as well as specific steps you can take to arrange an exchange. If you still hold shares in the funds when they are closed, you would receive a check for those shares. You would then have up to one year to reinvest those proceeds into any Delaware Group fund at net asset value.

If you have any questions about this proposal and how if affects you, please contact your financial adviser, who has received a copy of this material, or call Voyageur Funds at (800) 545-3863.

Sincerely,


John G. Taft
President




(Date)

Dear Financial Adviser,

As you know, a proxy statement detailing the proposed merger of the parent company of Voyageur Fund Managers, Inc. with Lincoln National Corporation and requesting approval of among other things, new advisory agreements for the funds Voyageur manages has been sent to shareholders. We believe the proposed merger, if completed, would offer a number of potential benefits for Voyageur fund shareholders. We would expect shareholders to benefit from greater economies of scale, additional investment management resources and the additional investment options that will result from Voyageur's affiliation with a larger fund complex.

You may have read in the proxy statement that four Voyageur Funds are proposed to be liquidated. These are Voyageur National Tax Free, National Insured Tax Free, National Limited Term Tax Free and International Equity. These funds are very similar to existing Delaware Group funds.

If the liquidations are approved and the merger is completed, your clients in these funds would be given an opportunity to exchange into the Delaware Group fund that is most similar--Tax-Free USA, Tax-Free Insured, Tax-Free Intermediate and International Equity Funds, respectively, or to any other Delaware Group fund for that matter, without paying any fees or sales charges. Of course, they can at any time exchange into one of the Voyageur funds that will remain open.

The enclosed letter which explains these options will be mailed shortly to shareholders in the affected funds. Exchanges to Delaware Group funds would not be available unless and until the merger is completed, at which time we would send more complete information to your clients including steps to execute either a written or telephone exchange. If any shares remain in the funds following the exchange period, they would be automatically redeemed and a check sent to the shareholder who would then have up to one year to reinvest the shares at net asset value into any Delaware Group fund.

We're looking forward to final approval of the LNC merger and thank you for your help during this transition period. If you have any questions, please call us at ____________. If you would like to know more about Delaware Group or to order Delaware sales literature or prospectuses for any Delaware Group fund, please call the Delaware Group at (800) 362-7500.

Sincerely,


John G. Taft
President